Exhibit 99.1

Investor Contact: Logan L. Bonacorsi
(314) 719-1755
llbonacorsi@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES SECOND QUARTER 2019 RESULTS

Second Quarter 2019 Highlights

•	Net loss of $20.0 million and adjusted EBITDA of $204.6 million

•	Full year 2019 net income forecast of $132 million to $207 million

•	Adjusted EBITDA 2019 forecast of $1.075 billion to $1.175 billion

•	Successful refinancing completed in July - well positioned for 2020

Clayton, MO, July 31, 2019 - Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2019.

Second quarter 2019 reported net loss was $20.0 million, or $0.12 per diluted share, which compares to second quarter 2018 reported net income of $58.6 million, or $0.35 per diluted share. Second quarter 2019 adjusted EBITDA of $204.6 million excludes depreciation and amortization expense of $151.4 million, restructuring charges of $3.8 million, information technology integration costs of $21.5 million and an environmental insurance-related settlement gain of $4.8 million. Second quarter 2019 adjusted EBITDA includes a $20 million expense for environmental investigatory and remedial activities, related to future spending at a legacy manufacturing site. Second quarter 2018 adjusted EBITDA was $325.4 million. Sales in the second quarter of 2019 were $1,592.9 million compared to $1,728.4 million in the second quarter of 2018.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “Consistent with our recent update, Olin reported second quarter 2019 adjusted EBITDA of $205 million, resulting in first half 2019 adjusted EBITDA of $475 million. Looking to the year’s second half, we expect improved results due to a number of different factors, including seasonally higher volumes and operating rates across chlorine, chlorine-derivatives, and epoxy products, approximately $25 million of lower maintenance turnaround costs, improved caustic soda pricing, and the absence of several one-time negative events that occurred in the first half of the year. Longer term, we continue to believe that the breadth of Olin’s chlorine derivative portfolio is an advantage. We anticipate continued demand growth for chlor-alkali and epoxy products and minimal global capacity additions. As a result, we believe that Olin remains well positioned to capitalize on these dynamics.

“The recently completed bond offering strengthens our financial position and increases our financial flexibility, while creating additional capital allocation options with the goal of maximizing long-term value for Olin’s shareholders. With this offering, we have positioned Olin to refinance the high-cost bonds we assumed as part of the 2015 acquisition of Dow’s Chlorine Products Businesses with new term loans on attractive terms when these bonds become callable in late-2020,” Fischer concluded.

OUTLOOK

In second half 2019, the Chlor Alkali Products and Vinyls business expects sequentially improved results led by seasonally higher volumes and operating rates, and improved cost performance. Olin also expects caustic soda pricing to improve as the year progresses. During the second quarter, caustic soda pricing continued to decline, falling 3% in Olin’s system when compared to the first quarter of 2019. While the domestic caustic soda indices moved lower throughout the period, export pricing showed signs of improvement, driven largely by supply and demand events in Latin America.

Several one-time events put downward pressure on Olin’s Epoxy segment during the second quarter of 2019. Looking ahead, the Epoxy segment is poised for an improved performance in second half 2019 driven by higher seasonal volumes, resumption of normal customer operations following the re-opening of the International Terminal Company in Houston, Texas, and lower maintenance turnaround costs.

Given the Company’s expectation for its chemical businesses for the balance of 2019, Olin expects full year 2019 net income of $132 million to $207 million, with corresponding adjusted EBITDA of $1,075 million to $1,175 million.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes and includes the (losses) earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the second quarter 2019 were $909.2 million compared to $1,018.7 million in the second quarter 2018. Second quarter 2019 segment earnings were $70.7 million compared to $149.4 million in the second quarter 2018. The decreases in the second quarter sales and segment earnings compared to the second quarter of 2018 were primarily due to decreased caustic soda pricing, partially offset by higher ethylene dichloride pricing. The lower segment earnings compared to prior year also reflected lower volumes and higher operating costs partially offset by lower maintenance turnaround costs. Chlor Alkali Products and Vinyls second quarter 2019 results included depreciation and amortization expense of $118.8 million compared to $119.4 million in the second quarter 2018.

EPOXY

Epoxy sales for the second quarter 2019 were $518.8 million compared to $543.8 million in the second quarter 2018. The decrease in Epoxy sales was primarily due to lower product prices partially offset by higher cumene and epoxy resin volumes. The second quarter 2019 segment income was $3.9 million compared to $24.8 million in the second quarter 2018. The decrease in Epoxy segment earnings was primarily due to lower product prices, partially offset by lower raw material costs, primarily benzene and propylene, and lower operating costs. Epoxy second quarter 2019 results included depreciation and amortization expense of $25.8 million compared to $25.1 million in the second quarter 2018.

WINCHESTER

Winchester sales for the second quarter 2019 were $164.9 million compared to $165.9 million in the second quarter 2018. The decrease in sales was primarily due to lower commercial sales. Second quarter 2019 segment earnings were $10.1 million compared to $11.8 million in the second quarter 2018. The decrease in segment earnings was primarily due to lower commercial ammunition volumes and lower selling prices, partially offset by lower commodity and other material costs. Winchester second quarter 2019 results included depreciation and amortization expense of $5.1 million compared to $4.9 million in the second quarter 2018.

CORPORATE AND OTHER COSTS

Second quarter 2019 charges to income for environmental investigatory and remedial activities were $17.2 million. The charges for the second quarter 2019 included a gain of $4.8 million from an environmental insurance-related settlement. Without the settlement, charges to income for environmental investigatory and remedial activities would have been $22.0 million in the second quarter 2019 compared to $4.4 million in the second quarter 2018. Second quarter 2019 includes a $20.0 million increase in costs at a legacy manufacturing site due to revised remediation estimates stemming from negotiations with a government agency. Expenditures associated with this increase are expected to occur over several years.

Other corporate and unallocated costs in the second quarter of 2019 decreased by $10.0 million compared to the second quarter 2018, primarily due to lower stock-based compensation costs, which include mark-to-market adjustments, and lower legal fees, partially offset by higher costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs.

DEBT REFINANCING

On July 16, 2019, Olin issued $750 million aggregate principal amount of 5.625% senior notes due August 1, 2029. The proceeds of the 2029 Notes were used to repay all borrowings under the Term Loan A outstanding under our senior credit facility, all the loans outstanding under the accounts receivable financing credit facility and general corporate purposes. The Company also entered into a new $2 billion senior bank credit facility, including an $800 million revolving credit facility and a $1.2 billion delayed-draw term loan facility. This refinancing took advantage of attractive financing markets for unsecured debt and de-risks Olin’s ability to refinance the high-cost bonds Olin assumed as part of the 2015 acquisition of Dow’s Chlorine Products Businesses, which become callable in late-2020. The cash balance at June 30, 2019 was $126.9 million.

DIVIDEND AND SHARE REPURCHASES

On July 25, 2019, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2019, to shareholders of record at the close of business on August 9, 2019. This will be the 371st consecutive quarterly dividend to be paid by the Company.

During 2019, approximately 1.2 million shares of common stock were repurchased at a cost of $26.7 million. As of June 30, 2019, Olin had approximately $423 million available under its share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss second quarter 2019 financial results at 10:00 a.m. Eastern time on Thursday, August 1, 2019. Associated slides, which will be available one hour prior to the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	adverse changes in international markets, including economic, political or regulatory changes;

•	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;

•	failure to attract, retain and motivate key employees;

•	our substantial amount of indebtedness and significant debt service obligations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2019-17

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2019	2018	2019	2018
Sales	$1,592.9	$1,728.4	$3,146.3	$3,438.7
Operating Expenses:
Cost of Goods Sold	1,463.7	1,460.7	2,811.0	2,989.4
Selling and Administration	97.0	110.3	204.0	210.8
Restructuring Charges	3.8	6.4	7.8	10.4
Acquisition-related Costs	—	0.3	—	0.6
Other Operating Income(b)	0.1	—	0.2	8.1
Operating Income	28.5	150.7	123.7	235.6
Losses of Non-consolidated Affiliates(c)	—	(21.1)	—	(20.6)
Interest Expense	57.9	61.1	115.3	124.8
Interest Income	0.3	0.4	0.5	0.8
Non-operating Pension Income	4.2	5.4	8.1	10.8
Other Income(d)	—	—	11.2	—
Income (Loss) before Taxes	(24.9)	74.3	28.2	101.8
Income Tax (Benefit) Provision	(4.9)	15.7	6.5	22.3
Net (Loss) Income	$(20.0)	$58.6	$21.7	$79.5
Net (Loss) Income Per Common Share:
Basic	$(0.12)	$0.35	$0.13	$0.48
Diluted	$(0.12)	$0.35	$0.13	$0.47
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	164.6	167.1	164.8	167.1
Average Common Shares Outstanding - Diluted	164.6	168.8	165.7	169.1

(a)	Unaudited.

(b)
Other operating income for the six months ended June 30, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(c)	Losses of non-consolidated affiliates for the three and six months ended June 30, 2018 reflect a $21.5 million non-cash impairment charge recorded during the second quarter.

(d)	Other income for the six months ended June 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Sales:
Chlor Alkali Products and Vinyls	$909.2	$1,018.7	$1,781.4	$1,954.8
Epoxy	518.8	543.8	1,042.8	1,147.1
Winchester	164.9	165.9	322.1	336.8
Total Sales	$1,592.9	$1,728.4	$3,146.3	$3,438.7
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls(b)	$70.7	$149.4	$191.1	$279.9
Epoxy	3.9	24.8	14.4	2.7
Winchester	10.1	11.8	19.2	23.8
Corporate/Other:
Environmental Expense(c)	(17.2)	(4.4)	(19.0)	(6.7)
Other Corporate and Unallocated Costs(d)	(35.3)	(45.3)	(74.4)	(81.8)
Restructuring Charges	(3.8)	(6.4)	(7.8)	(10.4)
Acquisition-related Costs	—	(0.3)	—	(0.6)
Other Operating Income(e)	0.1	—	0.2	8.1
Interest Expense	(57.9)	(61.1)	(115.3)	(124.8)
Interest Income	0.3	0.4	0.5	0.8
Non-operating Pension Income	4.2	5.4	8.1	10.8
Other Income(f)	—	—	11.2	—
Income (Loss) before Taxes	$(24.9)	$74.3	$28.2	$101.8

(a)	Unaudited.

(b)
Losses of non-consolidated affiliates are included in the Chlor Alkali Products and Vinyls segment results consistent with management’s monitoring of the operating segments. The losses of non-consolidated affiliates were $21.1 million and $20.6 million for the three and six months ended June 30, 2018, respectively, which reflect a $21.5 million non-cash impairment charge recorded during the second quarter.

(c)	Environmental expense for both the three and six months ended June 30, 2019 included $4.8 million of an environmental insurance-related settlement gain.

(d)
Other corporate and unallocated costs included charges of $21.5 million and $11.5 million for the three months ended June 30, 2019 and 2018, respectively, and $35.6 million and $18.0 million for the six months ended June 30 2019 and 2018, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(e)
Other operating income for the six months ended June 30, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(f)	Other income for the six months ended June 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2019	2018	2018
Assets:
Cash & Cash Equivalents	$126.9	$178.8	$144.2
Accounts Receivable, Net	848.2	776.3	837.2
Income Taxes Receivable	23.4	5.9	17.8
Inventories, Net	698.9	711.4	716.3
Other Current Assets	28.8	35.0	47.7
Total Current Assets	1,726.2	1,707.4	1,763.2
Property, Plant and Equipment (Less Accumulated Depreciation of $3,000.0, $2,781.0 and $2,537.0)	3,410.5	3,482.1	3,501.4
Operating Lease Assets, Net	295.8	—	—
Deferred Income Taxes	28.1	26.3	39.7
Other Assets	1,174.5	1,150.4	1,169.5
Intangibles, Net	480.6	511.6	544.3
Goodwill	2,119.6	2,119.6	2,119.7
Total Assets	$9,235.3	$8,997.4	$9,137.8
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$1.1	$125.9	$0.9
Accounts Payable	669.2	636.5	681.4
Income Taxes Payable	9.5	22.6	15.5
Current Operating Lease Liabilities	71.4	—	—
Accrued Liabilities	298.9	333.3	284.4
Total Current Liabilities	1,050.1	1,118.3	982.2
Long-term Debt	3,232.6	3,104.4	3,512.6
Operating Lease Liabilities	229.3	—	—
Accrued Pension Liability	653.6	674.3	602.7
Deferred Income Taxes	506.4	518.9	512.7
Other Liabilities	792.5	749.3	764.5
Total Liabilities	6,464.5	6,165.2	6,374.7
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 164.3 Shares (165.3 and 167.0 in 2018)	164.3	165.3	167.0
Additional Paid-in Capital	2,229.2	2,247.4	2,280.5
Accumulated Other Comprehensive Loss	(660.4)	(651.0)	(573.2)
Retained Earnings	1,037.7	1,070.5	888.8
Total Shareholders’ Equity	2,770.8	2,832.2	2,763.1
Total Liabilities and Shareholders’ Equity	$9,235.3	$8,997.4	$9,137.8

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2019	2018
Operating Activities:
Net Income	$21.7	$79.5
Gain on Disposition of Non-consolidated Affiliate	(11.2)	—
Losses of Non-consolidated Affiliates	—	20.6
Stock-based Compensation	5.3	6.2
Depreciation and Amortization	304.3	297.4
Deferred Income Taxes	(16.6)	(6.2)
Qualified Pension Plan Contributions	(0.7)	(1.1)
Qualified Pension Plan Income	(4.6)	(7.7)
Changes in:
Receivables	(70.8)	(109.9)
Income Taxes Receivable/Payable	(30.6)	5.4
Inventories	9.6	(35.2)
Other Current Assets	2.4	(5.1)
Accounts Payable and Accrued Liabilities	(1.9)	26.1
Other Assets	(2.3)	(1.5)
Other Noncurrent Liabilities	29.4	(3.0)
Other Operating Activities	2.1	(1.2)
Net Operating Activities	236.1	264.3
Investing Activities:
Capital Expenditures	(191.3)	(176.0)
Proceeds from Disposition of Property, Plant and Equipment	—	0.1
Proceeds from Disposition of Non-consolidated Affiliate	20.0	—
Net Investing Activities	(171.3)	(175.9)
Financing Activities:
Long-term Debt Repayments, Net	(25.6)	(80.1)
Common Stock Repurchased and Retired	(26.7)	(9.1)
Stock Options Exercised	1.5	2.2
Dividends Paid	(65.7)	(66.9)
Debt Issuance Costs	—	(8.5)
Net Financing Activities	(116.5)	(162.4)
Net Decrease in Cash and Cash Equivalents	(51.7)	(74.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.2)	(0.2)
Cash and Cash Equivalents, Beginning of Period	178.8	218.4
Cash and Cash Equivalents, End of Period	$126.9	$144.2

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(20.0)	$58.6	$21.7	$79.5
Add Back:
Interest Expense	57.9	61.1	115.3	124.8
Interest Income	(0.3)	(0.4)	(0.5)	(0.8)
Income Tax (Benefit) Provision	(4.9)	15.7	6.5	22.3
Depreciation and Amortization	151.4	150.7	304.3	297.4
EBITDA	184.1	285.7	447.3	523.2
Add Back:
Restructuring Charges	3.8	6.4	7.8	10.4
Acquisition-related Costs	—	0.3	—	0.6
Environmental Recoveries, Net(b)	(4.8)	—	(4.8)	—
Information Technology Integration Project(c)	21.5	11.5	35.6	18.0
Certain Non-recurring Items(d)	—	21.5	(11.2)	13.5
Adjusted EBITDA	$204.6	$325.4	$474.7	$565.7

(a)	Unaudited.

(b)	Environmental recoveries, net for both the three and six months ended June 30, 2019 included $4.8 million of an environmental insurance-related settlement gain.

(c)
Information technology integration project charges for the three and six months ended June 30, 2019 and 2018 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(d)
Certain non-recurring items for the six months ended June 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate. Certain non-recurring items for the three and six months ended June 30, 2018 included a $21.5 million non-cash impairment charge associated with our investment in non-consolidated affiliates. Certain non-recurring items for the six months ended June 30, 2018 also included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

Olin Corporation
Non-GAAP Financial Measures(a)

The outlook set forth herein is based only upon information available as of the date of this press release. The outlook does not reflect events or transactions that may occur in the remainder of the full year 2019. The outlook set forth herein supersedes all prior outlooks for 2019 previously issued by Olin.

	Full-Year Ended December 31, 2019
(In millions)	Low	High
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$132	$207
Add Back:
Interest Expense, Net(b)	235	235
Income Tax Provision(c)	44	69
Depreciation and Amortization(d)	600	600
EBITDA	1,011	1,111
Add Back:
Restructuring Charges	15	15
Environmental Recoveries, Net(e)	(5)	(5)
Information Technology Integration Project(f)	65	65
Certain Non-recurring Items(g)	(11)	(11)
Adjusted EBITDA	$1,075	$1,175

(a)	Full year 2019 outlook.

(b)
Interest expense, net is estimated based on Olin’s current capital structure and assuming current interest rates. Full year 2019 interest expense includes $17 million of accretion expense related to the 2020 ethylene payment discount.

(c)	Estimated using the book effective tax rate of 25%.

(d)	The full-year ended December 31, 2019 represents the mid-point of management’s annual depreciation and amortization estimate range of $590 million to $610 million.

(e)	Environmental recoveries, net includes $4.8 million of an environmental insurance-related settlement gain.

(f)
Estimated information technology integration project charges are associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(g)	Certain non-recurring items for the full-year ended December 31, 2019 includes a gain of $11 million on the sale of our equity interest in a non-consolidated affiliate.